Exhibit 4.2

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

No. ____________________	$____________________

Lux Amber, Corp.,

a Nevada corporation doing business as

WORLDWIDE SPECIALTY CHEMICALS INC.

8% Convertible Debenture

This 8% Convertible Debenture (this “Debenture”) is issued by Lux Amber, Corp., a Nevada corporation doing business as Worldwide Specialty Chemicals Inc. (the “Obligor”), this __ day of ________, 2020, to ________ (such person or his/her/its assigns, the “Holder”). This Debenture is issued pursuant to a $1,000,000 offering of Debentures.

In consideration of the investment by the Holder of the principal sum of ________ Dollars ($__,000), the Obligor hereby promises to (i) issue or arrange for the issuance to the Holder, upon conversion of this Debenture, shares of common stock of the Obligor or shares of common stock of the parent company of Obligor, in either instance on or before September 15, 2020 (the “Maturity Date”), and (ii) pay accrued but unpaid interest on the principal sum of ________ Dollars ($__,000) on or before the Maturity Date, in accordance with the following terms:

Interest Rate. Interest shall accrue on the outstanding principal balance hereof at an annual rate equal to eight percent (8%). Interest shall be calculated on the basis of a 365-day year and the actual number of days elapsed from receipt of funds to the Maturity Date. Interest hereunder will be paid to the Holder or its assignee in whose name this Debenture is registered on the records of the Obligor regarding registration and transfers of Debentures.

Interest Payments. The Obligor shall make payment of accrued interest on or before the Maturity Date. All payments in respect of the indebtedness evidenced hereby shall be made in immediately available funds. Notwithstanding the foregoing, this Debenture shall become due and immediately payable upon an Event of Default (as defined in Section 2 hereof). All payments hereunder shall be payable in lawful money of the United States of America which shall be legal tender for public and private debts at the time of payments.

Prepayment. The Obligor shall have the right to prepay the amount outstanding under this Debenture, in full but not in part. The Obligor shall provide written notice to the Holder of a proposed prepayment at least 30 days in advance of such proposed prepayment.

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This Debenture is subject to the following additional provisions:

Section 1.     This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange.

Section 2.     Events of Default.

(a)       An “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)       any default in the payment of the interest on or other charges in respect of this Debenture, as and when the same shall become due and payable (whether on the Maturity Date or otherwise), and such default is not fully cured within fifteen (15) days after the occurrence thereof; or

(ii)       the Obligor shall fail to observe or perform any covenant or agreement contained in this Debenture (except as set forth in Section 2(a)(i) or (ii) hereof) and such default is not fully cured within 30 days after the Obligor receives notice of such failure; or

(iii)       the Obligor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors’ rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic), (vi) issue a notice of bankruptcy or winding down of its operations or issue a press release regarding same, or (vii) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

(iv)       a proceeding or case shall be commenced in respect of the Obligor, without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets in connection with the liquidation or dissolution of the Obligor or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) days or any order for relief shall be entered in an involuntary case under United States Bankruptcy Code (as now or hereafter in effect) or under the comparable laws of any jurisdiction (foreign or domestic) against the Obligor or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Obligor and shall continue undismissed, or unstayed and in effect for a period of sixty (60) days.

(b)       During the time that any portion of this Debenture is outstanding, if any Event of Default has occurred, the full principal amount of this Debenture, together with interest and other amounts owing in respect thereof, shall become at the Holder’s election, immediately due and payable in cash.

Section 3.     Mandatory Conversion; Notices.

(a)       This Debenture shall be convertible into shares of common stock of the Obligor or shares of common stock of the parent company of Obligor, upon the earlier to occur of (a) the Maturity Date or (b) at the option of the Obligor, no earlier than ten (10) Business Days following a Change of Control (as defined below). Upon conversion of this Debenture, the Holder will be entitled to receive interest for the period to the Conversion Date. The number of shares of common stock of the Obligor or shares of common stock of the parent company of Obligor issuable upon a conversion hereunder shall be calculated in accordance with the following formula: [(principal amount of this Debenture) ÷ ($0.86)].

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(b)       The Holder is not required to physically surrender this Debenture to the Obligor in order to effect conversion. The Holder and the Obligor shall maintain records showing the principal amount converted and the date of such conversion.

(c)       All notices, consents, waivers or other communications required or permitted to be given under the terms hereof must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) trading day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Obligor, to:	Worldwide Specialty Chemicals Inc.
145 Rose Lane, Suite 102 Frisco, TX 75034
Attention: E. Thomas Layton
Telephone: 214.676.5475

If to the Holder:	_______________
_______________ _______________
Attention: _______________
Telephone: _______________
Email: _______________

or at such other address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) Business Days prior to the effectiveness of such change.

Section 4.     Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except Saturday, Sunday and any day which shall be a federal legal holiday in the United States or a day on which banking institutions are authorized or required by law or other government action to close.

“Change of Control” means the occurrence of one or more of the following events:

(a)       a merger or consolidation of the Obligor with any corporation or other entity;

(b)       a change in ownership of the Obligor through a transaction or series of transactions, such that any person or entity is or becomes the beneficial owner, directly or indirectly, of common stock of the Obligor representing 50% or more of the combined voting power of the Obligor’s then outstanding common stock; or

(c)       the sale or disposition of all or substantially all of the Obligor’s assets; or

(d)       the dissolution of the Obligor.

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Section 5.     Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligations of the Obligor, which are absolute and unconditional, to convert the principal of this Debenture, or to pay the interest and other charges (if any) on, this Debenture at the time, place, and rate, and in the currency, herein prescribed. This Debenture is a direct obligation of the Obligor. This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.

Section 6.     This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Obligor, including without limitation, the right to vote, to receive distributions, or to receive any notice of, or to attend, meetings of stockholders of the Obligor, unless and to the extent converted into shares of common stock of the Obligor in accordance with the terms hereof. Further, this Debenture shall not entitle the Holder to any of the rights of a stockholder of the parent company of Obligor, including without limitation, the right to vote, to receive distributions, or to receive any notice of, or to attend, meetings of stockholders of the parent company of Obligor, unless and to the extent converted into shares of common stock of the parent company of Obligor in accordance with the terms hereof.

Section 7.     If this Debenture is mutilated, lost, stolen or destroyed, the Obligor shall execute and deliver, in exchange and substitution for and upon cancellation of the mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed Debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Obligor.

Section 9.     This Debenture shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to conflicts of laws thereof. Venue for any action relating to, construing or enforcing this Agreement shall lie in Collin County, Texas.

Section 10.     If the Obligor fails to strictly comply with the terms of this Debenture, then the Obligor shall reimburse the Holder promptly for all fees, costs and expenses, including, without limitation, attorneys’ fees and expenses incurred by the Holder in any action in connection with this Debenture.

Section 11.     Any waiver by the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture. The failure of the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive the Holder of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture. Any waiver must be in writing.

Section 12.     Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Obligor has caused this Debenture to be duly executed by a duly authorized officer as of the date set forth above.

Lux Amber, Corp., dba Worldwide Specialty Chemicals Inc.

By: /s/ E. Thomas Layton
Name: E. Thomas Layton
Title: Chairman & CEO

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